SENTINEL HOLDINGS,LTD

2025 SENTINEL EQUITY INCENTIVE PLAN

1. Purpose of the Plan

The purpose of this 2025 SENTINEL EQUITY INCENTIVE PLAN  (the “Plan”) is to promote the interests of SENTINEL HOLDINGS LTD (the “Company” or “Parent”), by providing an Employee Stock Bonus Plan for the benefit of the Employees of its’ wholly-owned subsidiaries, like SENTRY PROTECTIVE SERVICES, INC., by: (i) aligning the interests of eligible service providers with the Company, and its subsidiaries; (ii) providing a means of rewarding performance and loyalty, and (iii) attracting and retaining qualified employees, directors, and consultants.

Awards under this Plan will consist of Common Shares of Sentinel Holdings, Ltd, (the “Parent”), and are intended to qualify for registration on SEC Form S-8 and shall therefore be issued only to persons eligible under Form S-8 instructions. The Plan is a non-qualified plan under IRS regulations and income will likely be recognized by employees upon receipt of  shares.

2. Eligibility

Awards may be granted  to:

1.Employees of the Sentry Protective Services, Inc.; employees of the Parent, and employees of  other Sentinel Holdings subsidiaries.

2.Directors of the Company;

3.Consultants or advisors who provide bona fide services to the Company, or its subsidiaries, excluding capital-raising or investor-relations services, consistent with SEC Form S-8 requirements.

The Administrator (defined below) shall determine eligibility.

3. Administration of the Plan

The Plan is administered by the Parent’s Board of Directors appointed by the Parent’s Board (the “Administrator”).
The Administrator has full authority to:

•Interpret the Plan,

•Select award recipients,

•Determine award types and terms,

•Adopt rules and procedures as necessary for Plan operation.

All decisions by the Administrator are final and binding.

4. Stock Subject to the Plan

A total of 1,000,000 shares of the Company’s common stock (the “Shares”) are reserved for issuance under the Plan.
Shares may be:

•Newly issued,,

•Treasury shares, or

•Purchased on the open market.

If any award is forfeited, canceled, fails to vest, or otherwise terminates without issuance, those Shares return to the Plan.

5. Types of Awards

Awards under the Plan may include:

a. Stock Bonuses

The most typical Aware will be a out and out grant of bonus common shares of the Parent, with a contractual prohibition on the sale or transfer of the common shares prior to a period ending 24 months after bonus share issuance.  The Administrator will grant in its sole discretion Common Shares of the Parent to Subsidiary employee participants selected, as a bonus for services rendered. Such Shares will be fully vested upon grant or can be awarded subject to certain future vesting conditions.

b. Restricted Stock

Restricted Shares may be granted subject to vesting schedules, performance conditions, service requirements, or with a contractual requirement that once issued to a participant they cannot be offered, or sold by the recipient in any public stock market, or privately sold, transferred or hypothecated, for a stated period of time.   Shares issued with vesting restrictions may not be sold, transferred, or pledged until vested, and once vested are still subject to any continuing contractual provision precluding sale or transfer for a specific period of time which runs from their vesting date.

Any attempt to sell, transfer or encumber Award Shares of the Parent granted under this Plan by a Recipient before any required holding period has expired, shall be void, and the Recipient’s Award Shares may be canceled at the option of the Administrator as a result of such effort to breach conditions of the Award.

6. Terms and Conditions of Awards

All awards shall be evidenced by a written Award Agreement specifying:

•Number of Shares granted;

•Vesting conditions, if any;

•Rights of the participant (e.g., dividends, voting rights);

•Restrictions on transfer, including a provision at the option of the Parent that the granted Shares cannot be resold into a public market or encumbered for a period of up to 24 months from the date of issuance.

•Tax withholding requirements, if applicable

Transferability

Awards may not be sold, assigned, or transferred except by will or laws of descent and distribution unless otherwise permitted by the Administrator.

Withholding

The Company may require participants to satisfy resulting tax withholding obligations as a result of an Award through payroll, cash payment, or net share withholding, as applicable

7. Form S-8 Compliance

All awards under this Plan are intended to qualify for issuance pursuant to an effective Registration Statement on Form S-8.

Accordingly:

1.All recipients must be eligible service providers to the Company as defined under Form S-8.

2.Awards may not be granted to persons performing services related to capital-raising or investor relations for the Company or Parent.

3.All shares issued must relate to bona fide services rendered that do not directly promote or maintain a market for the Company’s securities, or the Parent’s securities.

8. Adjustments for Corporate Transactions

If the Company undergoes a stock split, reverse split, stock dividend, recapitalization, merger, consolidation, or similar event, the Administrator may adjust:

•Number of Shares available under the Plan,

•Number of Shares subject to awards,

•Exercise or grant terms as applicable.

9. No Employment or Service Rights

Participation in the Plan does not confer any right to continued employment or service with the Company. The Company retains all rights to terminate any participant at any time, with or without cause.

10. Amendment and Termination

The Board may amend, suspend, or terminate the Plan at any time, provided that:

•Shareholder approval is obtained if required by applicable law or stock exchange rules;

•No amendment may impair existing rights of  employees Awards which are fully  vested without their consent.

The Plan shall terminate automatically 10 years after the Effective Date unless earlier terminated.

11. Governing Law

The Plan shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflict-of-law principles.

12. Effective Date

This Plan becomes effective as of the date a Form S-8 Registration Statement is filed for the Plan by the Parent.

Adopted by Sentinel Holdings, LTD

By:  /s/ Kyle Madej

Secretary to the Board of Directors.

Accepted by: Raymond Sheets

Appointed by the Parent Board of Directors,

As Plan Administrator for the SENTRY PROTECTIVE SERVICES, INC

EMPLOYEE STOCK BONUS PLAN

Date: December 9, 2025